Exhibit 10.1

AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment dated August 9, 2017 amends the Second Amended and Restated Employment Agreement between Choice Hotels International, Inc. (“Employer”) and Stephen P. Joyce (“Employee”) dated May 24th, 2012, as amended on March 4, 2014 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Section 2 of the Agreement is amended by changing the Termination Date from May 25, 2018 to September 11, 2017.

2. Section 5(a) is amended by adding the following to the end thereof:

“Pursuant to 18 USC § 1833(b), Employee agrees and understands that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b). Nothing in this Agreement prohibits or impedes Employee from reporting alleged violations of law to the SEC, the NLRB or OSHA or other government agencies or from otherwise communicating directly or indirectly with and/or providing any information to staff of said agencies, or from receiving monetary relief for reporting alleged violations as a whistleblower.”

3. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

“7. Upon termination of Employee’s employment on the Termination Date or such earlier termination if by the Employer without Cause, Employee shall be entitled to the following:

(i) For previously granted stock option and restricted stock awards under the LTIP that remain unvested on the Termination Date, all restrictions shall automatically lapse and all such awards shall immediately vest in full on the Termination Date. Stock option awards shall remain exercisable for the remainder of the original term of the stock option notwithstanding any provisions of the underlying grant agreements or the LTIP that would require exercise within specified time periods after termination of employment. The service component of Employee’s performance vested restricted stock units shall automatically vest on the Termination Date, but the award of shares thereunder shall be made in accordance with the criteria and/or formula specified in the applicable award to the extent performance targets are achieved at the end of the performance term and shall be paid in accordance with the terms of the underlying award agreements.

(ii) Employee shall be eligible to earn for fiscal year 2017 a target bonus of One Hundred Sixty percent (160%) of his deemed full year base salary in accordance with Employer’s 2017 bonus plan based on actual attainment of corporate objectives. If earned, the bonus will be paid no later than March 15, 2018.

(iii) At any time during the period from the Termination Date until the day preceding the Employee’s 65th birthday, if Employee is not eligible for coverage under another employer’s medical, dental, and/or vision plan, then, in such event, Employer shall provide Employee a monthly cash payment equivalent to the cost of insurance coverage reasonably equivalent to Employer’s then-current medical, dental, and/or vision plan, less the premium amount paid by active employees of Employer for the same (or comparable) level of coverage under Employer’s medical, dental, and/or vision plan. This monthly payment shall be grossed up to an amount equivalent to 75% of the then applicable maximum Federal and state tax rates (for example, if the maximum Federal and state tax rate is 45%, the monthly payment would be grossed up by 33.75%). The parties acknowledge that the Employee has discretion in the use of the monthly payment. The parties further acknowledge that the monthly payment shall not be treated as a benefit under the Employer’s medical, dental, and/or vision plan.

(iv) Employer shall provide Employee with transition administrative support for a period of ninety (90) days following the Termination Date.

(v) Employee may participate in the Stay@Choice program for the remainder of his life (on a non-grossed up basis), unless such program is discontinued for the senior executives of Employer.

(vi) As provide in Employer’s Flexible Perquisite Plan, Employee shall have until February 1, 2018 to submit claims for eligible reimbursements incurred on or before the Termination Date.”

4. Section 10 is amended by deleting the second sentence in Section 10(a) and deleting Section 10(e) in its entirety.

5. A new Section 21 is added:

“21. Section 409A

(a) The payments and benefits to be provided to Employee pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. In the event that Employee and Employer believe that any payments or benefits may cause a violation of Section 409A, the parties shall cooperate reasonably to modify this Agreement to cure such violation while preserving the applicable economic benefits hereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(b) For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(c) Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A. Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(d) Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time), and (ii) Employer makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Employer will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier). To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and Employer shall reimburse Employee, to the extent that such costs would otherwise have been paid by Employer or to the extent that such benefits would otherwise have been provided by Employer at no cost to Employee, Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Employer in accordance with the procedures specified herein.

(e) (i) Any amount that Employee is entitled to be reimbursed for under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.”

6. Employer shall promptly reimburse Employee for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Amendment, up to a maximum of $20,000. Such reimbursement shall occur by no later than March 15, 2018.

7. All other terms of the Agreement not modified herein remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Patrick Cimerola

Title:	Chief Human Resources Officer

Employee:

/s/ Stephen P. Joyce